Exhibit 10.9

Executive Employment Agreement

This Employment Agreement (the “Agreement”) is made and entered into as of August 5, 2021 by and between Balaji Sekar (the “Executive”) and TaskUs Holdings, Inc., a Delaware corporation, (the “Company”).

WHEREAS, the Company desires to employ the Executive on the terms and conditions set forth herein; and

WHEREAS, the Executive desires to be employed by the Company on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations set forth herein, the parties agree as follows:

1.	Term.

Subject to 5 of this Agreement, the Executive’s initial term of employment hereunder shall be from the period beginning on July 22, 2021 (the “Effective Date”) through July 1, 2025 (the “Initial Term”). Thereafter, the Agreement shall be deemed to be automatically extended, upon the same terms and conditions, for successive periods of one year, unless either party provides written notice of its intention not to extend the term at least 90 days prior to the end of the Initial Term or one-year extension thereof. The period during which the Executive is employed by the Company hereunder is hereinafter referred to as the “Employment Term.”

2.	Position and Duties.

2.1	Position.

During the Employment Term, the Executive shall serve as the Chief Financial Officer of the Company, reporting to the Chief Executive Officer. In this position, the Executive shall have such duties, authority, and responsibilities as are consistent with the Executive’s position, including but not limited to responsibility for global Finance. Executive’s reporting structure may change in the event of a change in control of the Company.

2.2	Duties.

During the Employment Term, the Executive shall devote substantially all of his business time and attention to the performance of the Executive’s duties hereunder and will not engage in any other business, profession, or occupation for compensation or otherwise which would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the Board.

3.	Place of Performance.

The Executive shall work primarily remotely; provided that, the Executive may be required to travel on Company business during the Employment Term.

4.	Compensation.

4.1	Base Salary.

The Company shall pay the Executive an annual rate of base salary of $350,000 in periodic installments in accordance with the Company’s customary payroll practices and applicable wage payment laws, but no less frequently than monthly. The Executive’s base salary shall be reviewed at least annually by the Compensation Committee of the Board (the “Compensation Committee”) and the Compensation Committee may increase the Executive’s base salary during the Employment Term. The Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as “Base Salary.”

4.2	Annual Bonus.

(a)

For each fiscal year of the Employment Term, the Executive shall be eligible to receive an annual bonus (the “Annual Bonus”). However, the decision to provide any Annual Bonus and the amount and terms of any Annual Bonus shall be in the sole and absolute discretion of the Compensation Committee.

(b)	The Annual Bonus will be subject to the terms of the Company annual bonus plan under which it is granted.

(c)	In order to be eligible to receive an Annual Bonus, the Executive must be employed by the Company on the day of the applicable date that Annual Bonuses are paid.

4.3	Equity Awards.

The Executive shall be eligible to participate in the TaskUs, Inc. 2021 Omnibus Incentive Plan (the “Omnibus Plan”) or any successor plan, subject to the terms of the Omnibus Plan or successor plan, as determined by the Board or the Compensation Committee, in its discretion.

(a)

In consideration of the Executive entering into this Agreement, and subject to approval by the Compensation Committee, the Company will grant to the Executive the number of Restricted Stock Units set forth below. The Restricted Stock Units are subject to all of the terms and conditions contained in the Restricted Stock Unit Agreement (to be provided upon approval by the Compensation Committee), and in the Omnibus Plan, all of which are incorporated herein in their entirety. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Plan.

(i)	Restricted Stock Units: a number equivalent to $6,000,000 in value, to be determined by the Compensation Committee as of August 5, 2021.

(ii)

Vesting Schedule: Provided the Executive has not undergone a Termination at the time of the applicable vesting date (or event): 1/5 of the Restricted Stock Units (rounded down to the nearest whole share) will vest on the date that is one year following the Vesting Reference Date; 1/5 of the Restricted Stock Units (rounded down to the nearest whole share) will vest on the date that is two years following the Vesting Reference Date; 1/5 of the Restricted Stock Units (rounded down to the nearest whole share) will vest on the date that is three years following the Vesting Reference Date; and the remaining Restricted Stock Units will vest on the date that is four years following the Vesting Reference Date.

(b)

In consideration of the Executive entering into this Agreement, and subject to approval by the Compensation Committee, the Company will grant to the Executive the number of Options (each Option representing the right to purchase one share of Class A Common Stock) set forth below, at an Exercise Price per share as set forth below. The Options are subject to all of the terms and conditions as set forth herein, in the Option Agreement (to be provided upon approval by the Compensation Committee), and in the Plan, all of which are incorporated herein in their entirety. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Plan.

(i)	Number of Options: a number equivalent to $6,000,000 in value, to be determined by the Compensation Committee as of August 5, 2021.

(ii)	Exercise Price: to be determined by the Compensation Committee based upon the Fair Market Value of the Company’s Class A Common Stock on the date of grant.

(iii)	Option Period Expiration Date: 10th anniversary of Grant Date

(iv)	Type of Option: Non-Qualified Stock Option

(v)

Vesting Schedule: Provided the Participant has not undergone a Termination at the time of the applicable vesting date (or event): 1/5 of the Options (rounded down to the nearest whole share) will vest on the date that is one year following the Vesting Reference Date; 1/5 of the Options (rounded down to the nearest whole share) will vest on the date that is two years following the Vesting Reference Date; 1/5 of the Options (rounded down to the nearest whole share) will vest on the date that is three years following the Vesting Reference Date; and the remaining Options will vest on the date that is four years following the Vesting Reference Date.

4.4	Fringe Benefits and Perquisites.

During the Employment Term, the Executive shall be entitled to fringe benefits and perquisites consistent with those provided to similarly situated executives of the Company.

4.5	Employee Benefits.

During the Employment Term, the Executive shall be entitled to participate in all employee benefit plans, practices, and programs maintained by the Company, as in effect from time to time (collectively, “Employee Benefit Plans”), to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or terminate any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.

4.6	Vacation; Paid Time Off.

During the Employment Term, the Executive shall be entitled to paid time off in accordance with the Company’s policies for executive officers as such policies may exist from time to time and as required by applicable law.

4.7	Business Expenses.

The Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred by the Executive in connection with the performance of the Executive’s duties hereunder in accordance with the Company’s expense reimbursement policies and procedures. Subject to the Company’s expense reimbursement policies, Executive will have the opportunity to modify or pay out-of-pocket for any expenses that are not eligible for reimbursement submitted by mistake without disciplinary action.

4.8	Clawback Provisions.

Any amounts payable under this Agreement are subject to any policy (whether in existence as of the Effective Date or later adopted) established by the Company providing for clawback or recovery of amounts that were paid to the Executive. Further, amounts paid under Section 5.2(a) below shall be forfeited and repaid to the Company in the event Executive breaches the restrictive covenants contained in Section 7 below. The Company will make any determination for clawback or recovery in its sole discretion and in accordance with any applicable law or regulation.

5.	Termination of Employment.

The Employment Term and the Executive’s employment hereunder may be terminated by either the Company or the Executive at any time and for any reason or for no particular reason; provided that, unless otherwise provided herein, either party shall be required to give the other party at least 90 days advance written notice of any termination of the Executive’s employment. Upon termination of the Executive’s employment during the Employment Term, the Executive shall be entitled to the compensation and benefits described in this 5 and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates.

5.1	For Cause or Without Good Reason.

(a)	The Executive’s employment hereunder may be terminated by the Company for Cause, or by the Executive without Good Reason and the Executive shall be entitled to receive:

(i)	any accrued but unpaid Base Salary which shall be paid in accordance with the Company’s customary payroll procedures;

(ii)	reimbursement for unreimbursed business expenses properly incurred by the Executive, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy; and

(iii)

such employee benefits (including equity compensation), if any, to which the Executive may be entitled under the Company’s employee benefit plans as of the date of the Executive’s termination; provided that, in no event shall the Executive be entitled to any payments in the nature of severance or termination payments except as specifically provided herein.

Items 5.1(a)(i) through 5.1(a)(iv) are referred to herein collectively as the “Accrued Amounts.”

(b)	For purposes of this Agreement, “Cause” shall mean:

(i)	the Executive’s engagement in dishonesty, illegal conduct, or material misconduct, which is, in each case, injurious to the Company or its affiliates;

(ii)	the Executive’s embezzlement, misappropriation, or fraud, whether or not related to the Executive’s employment with the Company;

(iii)	the Executive’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude;

(iv)

the Executive’s material violation of the Company’s written policies or codes of conduct, including written policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct;

(v)	the Executive’s material breach of any obligation under this Agreement or any other written agreement between the Executive and the Company; or

(vi)	the Executive’s engagement in conduct that brings or is reasonably likely to bring the Company negative publicity or into public disgrace, embarrassment, or disrepute.

If the Company anticipates terminating the Executive for Cause, and the conduct giving rise to such termination for Cause is capable of being cured by Executive, the Company shall provide written notice to the Executive of the existence of the circumstances providing grounds for termination for Cause within 10 days from the time the Company’s Chief Executive Officer’s becomes aware of the existence of such grounds and the Executive has at least 10 days from the date on which such notice is provided to cure such circumstances.

(c)	For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following, in each case during the Employment Term without the Executive’s prior written consent:

(i)

a material reduction in the Executive’s Base Salary and Target Bonus other than a general reduction in Base Salary and Target Bonus that affects all similarly situated executives in substantially the same proportions;

(ii)	any material breach by the Company of any material provision of this Agreement;

(iii)

the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law; or

(iv)

a material, adverse change in the Executive’s authority, duties, or responsibilities (other than temporarily while the Executive is physically or mentally incapacitated or as required by applicable law).

To terminate his employment for Good Reason, the Executive must provide written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within 30 days of the initial existence of such grounds and the Company must have at least 15 days from the date on which such notice is provided to cure such circumstances. If the Executive does not terminate his employment for Good Reason within 45 days after the first occurrence of the applicable grounds, then the Executive will be deemed to have waived his right to terminate for Good Reason with respect to such grounds.

5.2	Non-Renewal by the Company, Without Cause or for Good Reason.

The Employment Term and the Executive’s employment hereunder may be terminated by the Executive for Good Reason or by the Company without Cause or on account of the Company’s failure to renew the Agreement in accordance with 1. In the event of such termination, the Executive shall be entitled to receive the Accrued Amounts and subject to the Executive’s compliance with 6 of this Agreement and his execution, within 45 days following receipt, of a release of claims in favor of the Company, its affiliates and their respective officers and directors in a form provided by the Company (the “Release”) (such 45-day period, the “Release Execution Period”), and the Release becoming effective according to its terms, the Executive shall be entitled to receive the following:

(a)

equal installment payments payable in accordance with the Company’s normal payroll practices, but no less frequently than monthly, which are in the aggregate equal the sum of one year of the Executive’s Base Salary and Target Bonus for the year in which Executive’s termination occurs.

(b)	The treatment of any outstanding equity awards shall be determined in accordance with the terms of the Omnibus Plan and the applicable award agreements.

5.3	Death or Disability.

(a)

The Executive’s employment hereunder shall terminate automatically upon the Executive’s death during the Employment Term, and the Company may terminate the Executive’s employment on account of the Executive’s Disability or death.

(b)

If the Executive’s employment is terminated during the Employment Term on account of the Executive’s death or Disability, the Executive (or the Executive’s estate and/or beneficiaries, as the case may be) shall be entitled to receive the following:

(i)	the Accrued Amounts; and

(ii)

a lump sum payment equal to the Annual Bonus, if any, that the Executive would have earned for the fiscal year that includes the date of the Executive’s termination based on the achievement of applicable performance goals for such year, which shall be payable on the date that annual bonuses are paid to the Company’s similarly situated executives.

Notwithstanding any other provision contained herein, all payments made in connection with the Executive’s Disability shall be provided in a manner which is consistent with federal and state law.

(c)

For purposes of this Agreement, “Disability” shall mean the Executive is entitled to receive long-term disability benefits under the Company’s long-term disability plan. Any question as to the existence of the Executive’s Disability as to which the Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive and the Company. The determination of Disability shall be made in writing to the Company and the Executive and shall be final and conclusive for all purposes of this Agreement. In the event of Disability, treatment of Equity Awards granted pursuant to Section 4.3 above shall be governed according to the Omnibus Plan.

5.4	Notice of Termination.

Any termination of the Executive’s employment hereunder by the Company or by the Executive during the Employment Term (other than termination pursuant to 5.3(a) on account of the Executive’s death) shall be communicated by written notice of termination (“Notice of Termination”) to the other party. The Notice of Termination shall specify:

(a)	the termination provision of this Agreement relied upon; and

(b)	to the extent applicable, the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

5.5	Resignation of All Other Positions.

Upon termination of the Executive’s employment hereunder for any reason, the Executive agrees to resign or shall be deemed to have resigned from all positions that the Executive holds as an officer or member of the Board (or a committee thereof) of the Company or any of its affiliates.

6.	Confidentiality

6.1	Definition of Confidential Information.

“Confidential Information” refers to an item of information, or a compilation of information, in any form (tangible or intangible), related to the Company’s business that the Company has not made public or authorized public disclosure of, and that is not through proper means readily available to persons outside the Company who are under no obligation to keep it confidential. Confidential Information will not lose its protected status under this Agreement if it becomes known to other persons through improper means such as the unauthorized use or disclosure of the information by Executive or another person. Confidential Information includes, but is not limited to: (i) information related to the Company’s methods of operations, financial information, strategic planning, operations budgets and strategies, payroll data, management systems, programs, computer systems, marketing plans and strategies, and merger and acquisition strategies; (ii) the Company’s business plans and analysis, customer and prospect lists, research and development data, buying practices, methods, techniques, technical data, know-how, innovations, unpatented inventions, and trade secrets; and (iii) information about the business affairs of third parties (including, but not limited to, clients and acquisition targets) that such third parties provide to the Company in confidence. Confidential Information will include trade secrets, but an item of Confidential Information need not qualify as a trade secret to be protected by this Agreement. the Company’s confidential exchange of information with a third party for business purposes will not remove it from protection under this Agreement. The presence of non-confidential items of information within an otherwise confidential compilation of information will not remove the compilation itself from the protection of this Agreement. Executive acknowledges that items of Confidential Information are the Company’s valuable assets and have economic value, actual or potential, because they are not generally known by the public or others who could use them to their own economic benefit and/or to the competitive disadvantage of the Company, and thus, should be treated as the Company’s trade secrets.

6.2	Unauthorized Use or Disclosure.

Executive agrees to hold the Company’s Confidential Information in confidence and trust, and not to engage in any unauthorized use or disclosure of such information for so long thereafter as such information qualifies as Confidential Information. If disclosure is compelled by law, Executive will give the Company as much written notice as possible under the circumstances, will refrain from use or disclosure for as long as the law allows, and will cooperate with the Company to protect such information, including taking every reasonable step to protect against unnecessary disclosure. Executive agrees that if he becomes aware of an unauthorized use or disclosure of the Company’s Confidential Information, he will immediately notify TaskUss Legal Department. Nothing contained in this Agreement precludes Executive, or any individual, from communicating with any government agency, including the Securities & Exchange Commission (SEC). This Agreement is intended to supplement and not supersede Executive’s Confidentiality and Inventions Assignment Agreement with the Company.

6.3	Third Party Confidential Information.

Executive recognizes that TaskUs has received and in the future will receive from third parties their confidential or proprietary information (“Third Party Confidential Information”) subject to a duty on TaskUs’ behalf to maintain the confidentiality of such information and to use it only for certain limited purposes. Executive agrees to hold each such Third Party Confidential Information in the strictest confidence and not to disclose it to any person, firm, corporation, or entity in whatever form, or to use it except as necessary in carrying out work for TaskUs consistent with the Company’s agreement with any such third party.

6.4	Assignment of Inventions.

Executive hereby acknowledges that all rights to discoveries, inventions, improvements and innovations, copyright and copyrightable materials (including all data and records pertaining thereto) related to the business of the Company, whether or not patentable, copyrightable, registrable as a trademark, or reduced to writing, that Executive discovered, invented or originated during Executive ’s employment with the Company, or any predecessor entity, either alone or with others and whether or not during working hours or by the use of the facilities of the Company, (collectively, “Inventions”), are the exclusive property of TaskUs and Executive hereby irrevocably assigns all right, title and interest in and to all Inventions to TaskUs Executive hereby agrees to execute at the request of TaskUs any assignments or other documents that the Company may deem necessary to protect or perfect the rights of the Company therein, and Executive will assist TaskUs at TaskUs’s expense, in obtaining, defending and enforcing TaskUs’ rights therein.

7.	Post-Employment Restrictions.

7.1	Definitions.

(a)

“Look Back Period” shall mean the final two years of employment. References to the end of Executive’s employment or termination of employment in this Agreement refer to the end of employment, regardless of which party terminates the relationship or the reason(s) for such termination.

(b)

“Restricted Area” shall mean the territory or territories that Executive was assigned, had responsibilities or duties for, or called on Covered Customers (defined below) within the Look Back Period. If this definition is inapplicable, then “Restricted Area” refers to the United States and each additional country where the Company does business.

(c)

“Solicit” and related terms such as “Soliciting” shall mean to knowingly engage in acts or communications, in person or through others, that are intended to cause, or can reasonably be expected to induce or encourage, a particular responsive action (such as buying a good or service or hiring), regardless of which party first initiates the communication or whether the communication is response to an inquiry or not.

(d)

“Covered Client” shall mean an established client of the Company (person or entity) as to which Executive had business-related contact or dealings or received Confidential Information about during Executive’s employment with the Company. A client will be presumed to be established where actual sales and/or services have occurred or been performed, there is an active proposal for sales or services pending, or sales or services were being negotiated during the Look Back Period.

(e)

“Conflicting Product or Service” shall mean a product and/or service provided by a person or entity other than TaskUs that would replace or compete with a TaskUs product or service (existing or under development) that Executive had material involvement with or was provided Confidential Information about during Executive’s employment with the Company. By way of example, the products and services the Company provides to its clients that Executive is involved in may include but are not limited to content moderation services, digital customer experience services, artificial intelligence operations services, trust and safety services, including anti-money laundering and KYC services, other digital business process outsourcing services, and the provision of information technology or information services to the extent necessary to provide the foregoing. For the sake of clarity, a Conflicting Products or Service is a product or service actually offered or provided by TaskUs to its clients or one that it has plans to offer or provide during Executive’s employment with the Company. Conflicting Products or Services do not include a product or service of TaskUs if TaskUs is no longer in the business of providing such product or service to its customers at the relevant time of enforcement.

(f)

“Competing Activities” shall mean any activities or services undertaken on behalf of a competitor (which is understood to mean any person or entity engaged in the business of providing a Conflicting Product or Service) that are: (i) the same or similar in function or purpose to those Executive performed for the Company during the Look Back Period, or (ii) otherwise likely to result in the use or disclosure of Confidential Information. Competing Activities are understood to exclude: activities on behalf of an independently operated subsidiary, division, or unit of a diversified corporation or similar business that has common ownership with a competitor so long as the independently operated business unit does not involve a Conflicting Product or Service; and, a passive and non-controlling ownership interest in a competitor through ownership of less than 2% of the stock in a publicly traded company.

7.2	Restriction on Unfair Competition.

Executive agrees that during Executive’s employment with the Company and for a period of one year thereafter, Executive will not participate in, supervise, or manage (as an employee, consultant, contractor, officer, owner, director, or otherwise) Competing Activities in the Restricted Area. The Parties agree this restriction is necessary to protect trade secrets, Confidential Information, goodwill, and other legitimate business interests of the Company.

7.3	Restriction on Interfering with Employee Relationships.

Executive agrees that during Executive’s employment with the Company and for a period of two (2) years thereafter, Executive will not Solicit any employee of the Company that Executive has knowledge of through employment with the Company to terminate his or her employment with the Company. The restriction in this Section is necessary to protect Confidential Information, workforce stability, and other legitimate business interests, and to prevent unfair competition. Nothing herein is intended to be construed as a prohibition against general advertising such as “help wanted” ads that are not targeted at TaskUs’ employees. The Parties agree this restriction is inherently reasonable in geography because it is limited to the places or locations where the employees that Executive has knowledge of are located; however, if an additional geographic limitation is needed in order for the foregoing restriction to be enforceable, then it shall be considered limited to the Restricted Area. In the event TaskUs loses an employee due, in whole or in part, to conduct by Executive that violates this Agreement prior to the issuance of injunctive relief, Executive shall pay the Company a sum equal to thirty percent (30%) of the annual wages of the person(s) who were improperly solicited and left TaskUs, based on such person’s last rate of pay with TaskUs. This payment shall not preclude or act as a substitute for any remedy that would otherwise be available, including but not limited to, injunctive relief to prevent further violations.

7.4	Restriction on Interfering with Customer Relationships.

Executive agrees that during Executive’s employment with the Company and for a period of two (2) years thereafter, Executive will not directly or indirectly, Solicit a Covered Client to (i) cease or reduce doing business with TaskUs or (ii) purchase a Conflicting Product or Service. Executive understands and agrees that this restriction is necessary to protect trade secrets, Confidential Information, goodwill, and other legitimate business interests of the Company. The parties agree this restriction is inherently reasonable in geography because it is limited to the places or locations where the Covered Customer is doing business at the time; however, if an additional geographic limitation is needed in order for the foregoing restriction to be enforceable, then it shall be considered limited to the Restricted Area.

7.5	Reasonableness of Covenants.

Executive acknowledges and agrees that the covenants in this Agreement are reasonable and valid in geographical and temporal scope and in all other respects.

7.6	Tolling.

If Executive violates one of the restrictions in this Agreement that contains a time limitation, the time period for the restriction at issue shall be extended by one day for each day Executive remains in violation of the restriction; provided, however, that this extension of time shall be capped so that once Executive has complied with the restriction for the originally proscribed length of time it shall expire.

8.	Notice

Before accepting new employment, Executive will advise any such future employer of the restrictions in this Agreement. Executive agrees that the Company may advise any such future employer or prospective employer of this Agreement and its position on the potential application of this Agreement without such giving rise to any legal claim.

9.	Remedies for Breach.

If Executive breaches or threatens to breach any of the provisions of this Agreement, the Company shall have the following rights and remedies, in addition to any others, each of which shall be independent of the other and severally enforceable:

9.1

The right to an injunction restraining such breach or threatened breach and to have the provisions of this Agreement specifically enforced by a court of competent jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy, and that no bond or other security shall be required in obtaining such equitable relief, provided however, that if the posting of a bond is required by law for injunctive relief to issue then a bond of $1,000 shall be deemed a reasonable bond; and

9.2	The right and remedy to require Executive to account for and repay to the Company the severance described in Section 4.3 above, if any.

9.3

In accordance with the terms of the Omnibus Plan, the right to cancel any of the Executive’s outstanding awards or provide for forfeiture and repayment to the Company on any gain realized on the vesting or exercise of any awards previously granted to Executive.

9.4

Survival. The post-employment restrictions provided for in this Agreement shall survive the termination of Executive’s employment with the Company regardless of the cause of the termination. All of the restrictive covenants in this Agreement shall be construed as independent agreements; and, the existence of any claim or cause of action against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any of Executive’s obligations under this Agreement. If a court determines that a restriction provided for herein cannot be enforced as written due to over breadth (such as time, scope of activity, or geography) within the relevant jurisdiction, the court will (for purposes of that jurisdiction) enforce the restrictions to such lesser extent as is allowed by law and/or reform the restriction where such is necessary to make it enforceable to protect the Company’s legitimate business interests. If, despite the foregoing, any provision contained in this Agreement is determined to be void, illegal or unenforceable, in whole or in part, then the other provisions contained herein shall remain in full force and effect as if the provision that was determined to be void, illegal, or unenforceable had not been contained herein. Any waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as waiver of any subsequent breach hereof.

10.	Arbitration.

Any dispute, controversy, or claim arising out of or related to the Executive’s employment by the Company, or termination of employment, including but not limited to claims arising under or related to this Agreement or any breach of this Agreement, and any alleged violation of federal, state, or local statute, regulation, common law, or public policy, shall be submitted to and decided by binding arbitration in accordance with the Alternative Dispute Resolution & Mutual Arbitration Agreement between the Parties (the “Arbitration Agreement”). The Arbitration Agreement is incorporated herein by reference.

11.	Governing Law, Jurisdiction, and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of Texas without regard to conflicts of law principles.

12.

Entire Agreement. Unless specifically provided herein, this Agreement, together with the Arbitration Agreement and any confidentiality agreement between the Executive and the Company, contains all of the understandings and representations between the Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

13.

Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and by the Chief Executive Officer of the Company. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time.

14.

Severability. Should any provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.

15.

Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

16.	Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

17.	Section 409A.

17.1	General Compliance.

This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any nonqualified deferred compensation payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

Specified Employees. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Executive in connection with his termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the date of the Executive’s termination or, if earlier, on the Executive’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date [and interest on such amounts calculated based on the applicable federal rate published by the Internal Revenue Service for the month in which the Executive’s separation from service occurs] shall be paid to the Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

17.2	Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:

(a)

the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

(b)	any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(c)	any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

18.

Successors and Assigns. This Agreement is personal to the Executive and shall not be assigned by the Executive. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

19.

Notice. Notices and all other communications provided for in this Agreement shall be given in writing by personal delivery, electronic delivery, or by registered mail to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to the Company: TaskUs Holdings, Inc. c/o Chief Executive Officer 1650 New Independence Drive New Braunfels, Texas 78132 bryce@taskus.com	If to the Executive: Balaji@taskus.com

20.

Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state, and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

21.

Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

22.

Acknowledgement of Full Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HIS CHOICE BEFORE SIGNING THIS AGREEMENT.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

TaskUs Holdings, Inc.

By

Name: Bryce Maddock

Title: Chief Executive Officer

EXECUTIVE

Signature:

Balaji Sekar